UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

January 20, 2012 (January 13, 2012)

COVENTRY HEALTH CARE, INC.

(Exact name of registrant as specified in its charter).

Delaware	1-16477	52-2073000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6720-B Rockledge Drive, Suite 700, Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

(301) 581-0600

(Registrant’s telephone number, including area code)

6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre–commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre–commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  -  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	John J. Stelben Employment Agreement

On January 13, 2012, Coventry Health Care, Inc. (the “Company”) entered into an employment agreement with John J. Stelben, which sets forth the parties’ duties and obligations with respect to Mr. Stelben’s employment as Senior Vice President, Medicaid Health Plans of the Company (the “Employment Agreement”). Mr. Stelben previously served as the Interim Chief Financial Officer of the Company until May 2, 2011.

The Employment Agreement has an initial term of one year commencing January 1, 2012 and will continue on a year-to-year basis thereafter until the executive’s employment is terminated as set forth therein.

Pursuant to the terms of the Employment Agreement, Mr. Stelben will receive the following compensation and benefits: (i) an annual base salary of $450,000 (which is subject to review annually and may be subject to increase from time to time); (ii) participation in an annual performance-based plan with a bonus target during the initial term of 70% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company available to salaried employees and/or executive officers; and (iv) four weeks of annual paid vacation.

If Mr. Stelben suffers a termination with cause or terminates his employment other than due to a constructive termination, death or disability, Mr. Stelben will not be entitled to any severance or other post-termination benefits other than earned but unpaid salary through the date of termination. If Mr. Stelben suffers termination without cause or constructive termination, Mr. Stelben will be entitled to: (i) twelve months of base salary in installments similar to those received by Mr. Stelben at the time of termination; and (ii) twelve months of the cost of medical, dental and vision insurance in effect at the time of termination; provided, however, that such entitlement shall be reduced by the amount of any claim of the Company against Mr. Stelben or his spouse and the entitlement to base salary shall be further reduced by any amount Mr. Stelben may earn or receive from employment with another employer or other professional services.

In the case of Mr. Stelben’s termination without cause or constructive termination within two years of a change in control of the Company, he will be entitled to: (i) his then-current base salary through the date of termination plus a lump sum payment equal to his base salary and target annual incentive bonus under the Company’s Executive Management Incentive Plan for the year in which the termination occurs; and (ii) twelve months of the cost of medical, dental and vision insurance in effect at the time of termination. In addition, all unvested outstanding stock options and restricted shares will vest in full.

In the case of his death or disability, Mr. Stelben will be entitled to: (i) any earned but unpaid base salary and a lump sum payment equal to the average annual bonus of Mr. Stelben during the two calendar years immediately preceding his death or disability; (ii) twelve months of medical, dental and vision coverage for Mr. Stelben (or his spouse in the case of his death); and (iii) proceeds of any life insurance or other death benefits payable to the designated beneficiary of Mr. Stelben (in the case of his death). In addition, all unvested outstanding stock options and restricted shares will vest in full.

Except following a change in control or the non-renewal of the Employment Agreement, in the event of a termination without cause or constructive termination, Mr. Stelben will be subject to a one-year non-competition agreement. If Mr. Stelben’s employment is terminated following a change in control and Mr. Stelben is entitled to severance payments under the terms of the Employment Agreement, then Mr. Stelben will be subject to a one-year non-competition agreement. Following Mr. Stelben’s termination (whether voluntary or involuntary), he will also be subject to a one-year non-solicitation agreement and a covenant not to disparage the Company.

The above summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02(e) by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between Coventry Health Care, Inc. and John J. Stelben, dated January 13, 2012.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENTRY HEALTH CARE, INC.

By:	/s/ John J. Ruhlmann
John J. Ruhlmann
Senior Vice President and Corporate Controller

Dated:	January 20, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Coventry Health Care, Inc. and John J. Stelben, dated January 13, 2012.